Stock Purchase Agreement

(Between Spectral Capital Corporation

and Telvantis, Inc., formerly Raadr, Inc.)

This Definitive Stock Purchase Agreement (this “Agreement”) is entered into as of December 29, 2025 (the “Effective Date”), by and between Spectral Capital Corporation, a Nevada corporation (“Spectral” or the “Buyer”), and Telvantis, Inc., formerly Raadr, Inc., a Nevada corporation (“Seller”), the owner of 100% of Telvantis Voice Services, Inc., a Florida corporation (the “Company”). Spectral and Seller are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of the Company;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding Shares of the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to set forth their mutual agreements and understandings with respect to the purchase and sale of such Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1. PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale.

Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, and conveys to Buyer, and Buyer hereby purchases and accepts from Seller, all of the issued and outstanding capital stock of the Company (the “Shares”), free and clear of any liens, claims, or encumbrances. At the Closing, as defined below, Seller will own 100% of the capital stock of the subsidiaries identified on Exhibit C attached hereto.  Buyer agrees that there may be additional post-Closing steps required to remove encumbrances on such subsidiary shares and Buyer agrees that such encumbrances will not be a violation of any of the representations, warranties or covenants of Seller in this Agreement or in the closing certificates provided at the Closing.  Seller agrees to remove such encumbrances prior to the release of the Spectral Shares, as defined below, from Lock Up as defined below.

1.2 Consideration.

As consideration for the Shares, Buyer shall issue an aggregate of 10,000,000 shares of common stock of Spectral (the “Spectral Shares”), consisting of:

(a) 1,500,000 Spectral Shares issued to Seller at Closing (the “Closing Shares”); and

(b) up to 8,500,000 additional Spectral Shares (the “Earn-Out Shares”) to Seller subject to the performance milestones described in Section 2 below.

1.3 Direction of Issuance.

(a) At Closing, Seller shall provide Buyer with a written Direction of Issuance identifying each shareholder entitled to receive Spectral Shares and Spectral shall immediately issue the Spectral Shares as per and in accordance with the applicable provisions and issuance conditions contained in this Agreement and this Section 1.3. Notwithstanding anything to the contrary contained in this Agreement or any related document, in no event shall Seller, any assignee of Seller, or any of their respective affiliates, be deemed to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) more than 4.9% of the issued and outstanding shares of common stock of Spectral Capital Corporation (the “Company”) at any time.  For purposes of this limitation, beneficial ownership shall be calculated after giving effect to the issuance of any shares issuable pursuant to this Agreement and any related earn-out, adjustment, price protection, rescission, or similar provision, and shall include any shares as to which Seller or any such assignee or affiliate has the right to acquire, whether such right is exercisable immediately or within sixty (60) days.

(b) Automatic Issuance Blocker.

To the extent that any issuance of shares to Seller, any assignee, or any affiliate thereof would result in beneficial ownership exceeding the foregoing 4.9% limitation, such issuance shall be automatically reduced, deferred, or withheld (as applicable) to the maximum extent necessary to ensure compliance with this limitation, and no shares in excess of such limitation shall be issued unless and until such issuance would not cause such beneficial ownership to exceed 4.9%.

(c) No Group Status; Aggregation Limitation.

Seller and any assignees or affiliates thereof shall not be deemed to be acting as a “group” (within the meaning of Section 13(d) of the Exchange Act), and each shall be treated as a separate holder for beneficial ownership purposes; provided, however, that in no event shall the aggregate beneficial ownership of Seller together with any assignees or affiliates exceed the 4.9% limitation set forth herein.

(d) No Waiver.

The beneficial ownership limitation set forth in this Section may not be waived or modified by Seller, any assignee, or any affiliate, and shall remain in effect unless and until amended by the Company in its sole discretion in compliance with applicable securities laws and stock exchange rules.

1.4 Tax Treatment.

The Parties intend that the transactions contemplated by this Agreement, including the acquisition by Buyer of all of the issued and outstanding shares of capital stock of the Company solely in exchange for voting common stock of Buyer, shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (a “B Reorganization”). The Parties hereby adopt this Agreement as a plan of reorganization for purposes of Section 368 of the Code.

Each Party agrees to report the transactions contemplated hereby consistently with such intended tax treatment for all applicable federal, state, and local tax purposes, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing, nothing herein shall be construed as a representation or warranty by any Party as to the ultimate tax treatment of the transactions for any particular taxpayer.

2. LOCK-UP, PERFORMANCE MILESTONES, AND RECESSION RIGHTS

2.1 Lock-Up Period.

All Spectral Shares issued to Seller shall be subject to a twelve (12) month Lock-Up period from the Closing Date (“Lock-Up”). Early release may occur only with Spectral’s prior written consent and only upon achievement of the performance milestones set forth below.

2.2 Performance Milestones.

The Lock-Up shall terminate at twelve (12) months if and only if the Company achieves, on a consolidated basis in 2026:

(a) annual gross revenues of at least $240,000,000 USD, and

(b) annualized net operating profit (GAAP basis) of at least $1,000,000 USD.

2.3 Earn-Out Shares.

Seller shall earn up to an additional 8,500,000 Spectral Shares if the Company achieves total annualized net operating profit of at least $10,000,000 for the year 2026. Earn-out shall accrue at the rate of 1,000,000 Spectral Shares for each additional $1,000,000 in operating profit above $1,500,000. Alternatively, the Company may satisfy the earn-out milestone by achieving total annualized gross revenue of $665,000,000 with equivalent or superior operating margin as compared to 2025 results of the Company. Such shares shall be earned out pro-rata. VWAP means the volume weighted average price per share of the Company’s common stock on its principal trading market during the thirty (30) consecutive trading days immediately preceding the applicable date of determination, as reported by Bloomberg (or, if unavailable, by another nationally recognized financial data source).  The aggregate value of the shares and the earn-out shares together must have a VWAP of $65,000,000 USD (“Minimum Share Value”) 12 months from the date hereof, otherwise Seller may rescind the transaction or, alternatively, Spectral may, at its sole option, issue that additional number of additional shares that would make the then applicable VWAP equal to the Minimum Share Value.  Should Seller assignees, if any, have sold any of the Spectral shares prior to the 12 month VWAP measurement period, the Minimum Share Value shall be proportionately reduced. In the event Seller wishes to rescind the transaction but has sold shares, it may, at its option, either pay Spectral the amount received for the sale of such shares by such shareholders in the open market or allow Spectral to retain that number of shares of the Company that represents the pro-rata remaining amount of the Spectral Shares.  For example, if Seller has fully earned out all 10,000,000 shares and sells 1,000,000 shares and elects to do a recission due to Spectral failing to meet the Minimum Share Value, Spectral would retain 10% of the Company shares post-recission.   Should Spectral as a result of a rescission become a minority shareholder of the Company, Seller agrees to provide Spectral with reasonable, market-based minority shareholder protections negotiated in good faith between the parties prior to any such rescission.

2.4 Rescission Right.

If the Company fails to achieve the performance milestones for 2026, Spectral may, at its option, extend the Lock-Up period for twelve (12) additional months and/or rescind the transaction by returning the Company stock and canceling the Spectral Shares issued hereunder.

2.5 Trickle-Out Provisions.

Spectral may impose reasonable “trickle-out” restrictions on resale consistent with its NASDAQ uplisting policies to ensure orderly trading and compliance with applicable securities regulations.

3. CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 31, 2025, or such other date as the Parties may mutually agree. At the Closing, Seller shall deliver to Buyer all instruments of transfer, assignments, and other documentation necessary to vest title to the Shares in Buyer, and Buyer shall issue the Closing Shares to Seller in accordance with the Direction of Issuance.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

1. Seller is duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company is duly organized, validly existing, and in good standing under the laws of the State of Florida.

2. Seller has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

3. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

4. Seller owns all of the issued and outstanding capital stock of the Company, free and clear of any liens or encumbrances.

5. The execution and performance of this Agreement will not conflict with or result in a breach of any agreement, law, or order applicable to Seller.

6. All financial statements provided are true, correct, and prepared in accordance with U.S. GAAP.

7. The Company has no undisclosed liabilities and there are no legal proceedings pending or threatened against the Company.

8. The Company is in compliance in all material respects with all applicable laws and regulations.

9. The Company owns or has valid rights to all intellectual property used in its business.

10. There are no outstanding obligations to employees or third parties other than those disclosed to Buyer.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

1. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Nevada.

2. Buyer has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

3. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

4. The Spectral Shares to be issued pursuant to this Agreement are duly authorized, validly issued, fully paid, and non-assessable.

5. Buyer’s execution and performance of this Agreement does not violate any agreement or law applicable to Buyer.

6. INDEMNIFICATION AND SURVIVAL

6.1 Mutual Indemnity.

Each Party (an “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and its affiliates, officers, directors, employees, and agents (each, an “Indemnified Party”) from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable attorneys’ fees) arising out of or resulting from any breach of this Agreement or any representation, warranty, or covenant contained herein.

6.2 Survival of Representations.

All representations and warranties shall survive the Closing for eighteen (18) months, except for fundamental representations (including corporate authority, capitalization, title, and tax matters), which shall survive for three (3) years. Tax and environmental representations shall survive through the applicable statutes of limitation.

6.3 Caps and Baskets.

No claim for indemnification shall be made unless the aggregate amount of all such claims exceeds $100,000 (the “Basket”), in which case the indemnifying Party shall be liable for the full amount of such claims up to an aggregate maximum equal to the total value of the Spectral Shares issued hereunder (the “Cap”).

6.4 Standstill Covenant

(a) Standstill Period.

From the date of this Agreement and continuing until the earlier of (i) the date on which the Minimum Share Price (as defined herein) has been achieved and any corresponding Rescission Right has been irrevocably waived by Seller in accordance with the terms of this Agreement, or (ii) the date that is twelve (12) months following the date hereof (the “Standstill Period”), Spectral agrees that it shall not, and shall cause the Company (Telvantis Voice Services, Inc.) not to, directly or indirectly, without the prior written consent of the Seller Representative (as defined below):

1.remove, transfer, or otherwise distribute any cash or cash equivalents from the Company’s business, whether by dividend, intercompany transfer, loan, or otherwise, except in the ordinary course of business consistent with past practice;

2.pledge, encumber, hypothecate, or otherwise place any lien or security interest on any assets of the Company or its subsidiaries; or

3.make any material change to the nature, structure, operations, or key management of the Company’sbusiness, including any material change to compensation or principal business lines, outside of the ordinary course of business consistent with past practice.

(b) Appointment of Seller Representative.

At the Closing, Seller shall appoint a single individual or entity to serve as the Seller Representative for purposes of this Section. The Seller Representative shall act as the authorized agent of Seller with full authority to grant or withhold the consents required under this Standstill Covenant. Spectral shall be entitled to rely upon any written instruction or consent of the Seller Representative as binding upon Seller.

(c) Purpose and Effect.

The Parties acknowledge and agree that this Standstill Covenant is intended to preserve the value, operations, and integrity of the Company’s business pending confirmation that the Minimum Share Price condition and related Rescission Rights have been satisfied or waived, and that any action taken in violation of this Section shall constitute a material breach of this Agreement entitling Seller to equitable relief, including temporary or permanent injunctive relief, in addition to any other remedies available at law or in equity.

7. MISCELLANEOUS

7.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

7.2 Jurisdiction and Venue.

Each Party hereby submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, and waives any right to a jury trial in connection with any dispute arising out of this Agreement.

7.3 Entire Agreement.

This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof, including the Binding Term Sheet dated September 28, 2025, which this Agreement now fully supersedes.

7.4 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic or PDF signatures shall be deemed originals.

7.5 Further Assurances.

Each Party agrees to execute and deliver such further instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

7.6 Attorneys’ Fees.

In the event of any dispute, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

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SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Definitive Stock Purchase Agreement as of the Effective Date first above written.

SPECTRAL CAPITAL CORPORATION

By: ___________________________

Name: Jenifer Osterwalder

Title: Chief Executive Officer

Date: December 29, 2025

TELVANTIS, INC.

(formerly Raadr, Inc.)

By: ___________________________

Name: Daniel Contreras

Title: Chief Executive Officer

Date: December 29, 2025

Exhibit A

Lock-Up and Performance Schedule

(Telvantis Voice Services, Inc. Transaction)

1. Lock-Up Period:

All Spectral Capital Corporation (“Spectral”) common shares issued to Telvantis, Inc., formerly Raadr, Inc. (“Seller”), in the purchase of Telvantis Voice Services, Inc. (the “Company”), shall be subject to a twelve (12) month Lock-Up period commencing on the Closing Date (December 19, 2025) (the “Lock-Up Period”).

2. Restrictions During Lock-Up:

During the Lock-Up Period, none of the Spectral Shares issued pursuant to the Agreement may be:

(a) sold, transferred, pledged, hypothecated, or otherwise disposed of, except with Spectral’s prior written consent;

(b) hedged, shorted, or entered into any derivative transaction with respect to such shares; or

(c) assigned to any affiliate, unless expressly permitted in writing by Spectral.

3. Early Release from Lock-Up:

Spectral may, in its sole discretion, approve early release from the Lock-Up Period upon satisfaction of both of the following Performance Milestones for fiscal year 2026 (as measured on a consolidated basis for the Company and its subsidiaries):

- Annual gross revenues of at least $240,000,000 USD, and

- Annualized net operating profit (GAAP basis) of at least $1,000,000 USD.

4. Earn-Out Shares:

Seller may earn up to 8,500,000 additional Spectral Shares (“Earn-Out Shares”) if the following thresholds are met:

For each $1,000,000 in additional annualized operating profit above $1,500,000 for the Company, Seller shall earn 1,000,000 Spectral Shares, up to a maximum of 8,500,000 Earn-Out Shares; or

Alternatively, Seller shall earn the same number of Spectral Shares upon the Company’s achieving total annualized revenue of $665,000,000 with equivalent or superior operating margin.

5. Rescission / Cancellation Rights:

If the Company fails to achieve the performance milestones set forth above, Spectral may:

(a) extend the Lock-Up Period for an additional twelve (12) months; and/or

(b) rescind the transaction by canceling the Spectral Shares issued and restoring Seller’s stock ownership in the Company to its prior status.

6. Trickle-Out Provision:

Following expiration or early release of the Lock-Up Period, resales shall be limited to no more than 10% of the total shares issued to each shareholder per calendar quarter, or such lesser amount as Spectral’s counsel may deem necessary to comply with NASDAQ, if applicable, and SEC Rule 144 resale limitations.

7. Compliance:

All share issuances, restrictions, and releases shall be coordinated through Spectral’s transfer agent in accordance with Spectral’s NASDAQ uplisting compliance plan and federal securities laws.

Exhibit B

Form of Direction of Issuance

(To be provided by Telvantis, Inc., formerly Raadr, Inc., at Closing)

To:

Transfer Agent

Spectral Capital Corporation

[Transfer Agent Address]

Re: Direction of Issuance — Telvantis Voice Services, Inc. Acquisition

Pursuant to the Definitive Stock Purchase Agreement dated November ___, 2025 (the “Agreement”) between Spectral Capital Corporation (“Spectral”) and Telvantis, Inc., formerly Raadr, Inc., a Nevada corporation (“Seller”), the owner of 100% of Telvantis Voice Services, Inc. (the “Company”), Seller hereby directs Spectral to issue the Closing Shares (1,500,000 shares of Spectral common stock) to Seller in accordance with the instructions below.

Seller shall receive or beneficially own no more than 4.9% of the total issued and outstanding shares of Spectral Capital Corporation at any time as a result of this issuance.

Name of Issuee: Telvantis, Inc.

Address: 1680 Michigan Avenue, Suite 700, Miami Beach, FL 33139

E-mail Addresses: dcontreras@telvantis.com; dgilcher@telvantis.com

Shares to be Issued: 1,500,000 shares of common stock

Percentage of Spectral O/S (post-issue): ____________

Restricted: Yes

All such shares shall be issued as restricted securities pursuant to Rule 144 and subject to the Lock-Up and Trickle-Out provisions of Exhibit A to the Agreement.

Seller certifies that the foregoing complies with the 4.9% limitation and all provisions of the Agreement.

TELVANTIS, INC.

(formerly Raadr, Inc.)

By: ___________________________

Name: Daniel Contreras

Title: Chief Executive Officer

Date: December 31, 2025

Exhibit C

List of Telvantis Subsidiaries acquired at the Closing: